FOR IMMEDIATE RELEASE
Date: April 25, 2003

CONTACT: Paul Zogas, President (708) 598-9400

MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 3rd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS - Midland Capital Holdings Corporation (OTC Bulletin
Board: MCPH) (the "Company") the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended March 31, 2003 totaled $178,000, or $0.48 per diluted share ($0.48 per basic share), compared to net income of $240,000, or $0.65 per diluted share ($0.66 per basic share), for the quarter ended March 31, 2002. Net income for the nine months ended March 31, 2003 totaled $560,000, or $1.53 per diluted share ($1.53 per basic share), compared to net income totaling $610,000, or $1.66 per diluted share ($1.68 per basic share) for the nine months ended March 31, 2002.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.15 per share for the quarter ended March 31, 2003. The dividend will be payable May 15, 2003 to shareholders of record as of May 5, 2003.

     Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2003 were .45% and 6.57%, respectively compared to .65% and 9.59%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2003, annualized return on average assets and annualized return on average equity were .48% and 7.01%, respectively, compared to .56% and 8.23% for the nine months ended March 31, 2002.

     Net interest income decreased $40,000 to $1.1 million in the quarter ended March 31, 2003 compared to the prior year quarter. The decrease in net interest income was primarily the result of a decrease in interest rate spread to 2.87% for the three months ended March 31, 2003 from 3.10% for the prior year period. The decrease in interest rate spread was offset by a $1.7 million increase in the average balance of net earning assets to $15.0 million from $13.3 million during the prior year period.


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     For the nine months ended March 31, 2003 net interest income increased
$191,000 to $3.4 million due to an increase in the average balance of net earning assets to $14.5 million from $13.5 million for the prior year period as well as an increase in interest rate spread to 2.89% from 2.80% for the 2002 period.

     Non-interest income decreased $18,000 to $268,000 in the quarter ended March 31, 2003 from $286,000 in the quarter ended March 31, 2002. The primary factors for the decrease in non-interest income in the current quarter were a $15,000 decrease in loan fees and service charges and a $3,000 decrease in profit on the sale of loans.

     For the nine months ended March 31, 2003 non-interest income increased $29,000 to $891,000 from $862,000 in the prior year period. The increase in non-interest income in the current nine month period compared with the prior year period is primarily attributed to a $32,000 increase in loan fees and service charges and a $10,000 increase in deposit related fees offset by a $13,000 decrease in profit on the sale of loans.

     Non-interest expense increased $21,000 to $1.1 million in the quarter ended March 31, 2003 compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $13,000 increase in staffing costs and a $2,000 increase in professional fees.

     For the nine months ended March 31, 2003 non-interest expense increased $252,000 to $3.4 million from $3.2 million in the prior year period. The primary factors for the increase in non-interest expense in the current nine month period were a $138,000 increase in staffing costs, a $28,000 increase in computer software and support expense, a $24,000 increase in office occupancy expense and an $11,000 increase in professional fees as well as $11,000 in charges from losses on demand deposit overdrafts.

     At March 31, 2003 the Company's assets totaled $158.8 million, compared to total assets of $150.6 million at June 30, 2002. The $8.2 million increase in assets was primarily the result of increases in loans receivable and cash equivalents that were funded by reductions in investment securities and mortgage-backed securities as well as an $8.4 million increase in deposits to $146.8 million at March 31, 2003 from $138.4 million at June 30, 2002. Net loans receivable increased $5.0 million to $91.1 million at March 31, 2003. Non-performing assets were .38% of total assets at March 31, 2003 and consisted of $596,000 in non-performing loans. Allowance for loan losses totaled $394,000 or 66.19% of non-performing loans at March 31, 2003.



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     Stockholders' equity in the Company totaled $10.9 million at March 31, 2003 resulting in a book value per common share of $29.49 based upon 370,875 shares outstanding. At March 31, 2003 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 5.84% and a risk-based capital ratio of 11.87%. Midland Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance
Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

              (Selected Consolidated Financial Information follows)

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

                                                    FINANCIAL HIGHLIGHTS
                                                          Unaudited


SELECTED FINANCIAL CONDITION DATA:              March 31, 2003       June 30, 2002
                                                --------------       -------------
Total assets................................     $158,777,365         150,588,948
Loans receivable, net.......................       91,108,307          86,086,652
Mortgage-backed securities..................        7,013,243          10,359,768
Cash and cash equivalents...................       47,191,997          32,921,438
Investment securities.......................        8,871,176          16,306,245
Deposits....................................      146,767,360         138,443,669
Stockholders' equity........................       10,935,481          10,396,555

PER SHARE DATA:
Book value per common share at period end...           $29.49              $28.56

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net.....................              .65%                .19%
Non-performing assets to total assets.......              .38%                .11%
Allowance for loan losses to
  non-performing loans......................            66.19%             213.29%
Allowance for loan losses to total loans....              .43%                .41%



SELECTED OPERATIONS DATA:                     Three Months Ended              Nine Months Ended
                                                   March 31,                    March 31,
                                                   ---------                    ---------
                                             2003            2002          2003            2002
                                             ----            ----          ----            ----

Total interest income ................   $1,772,848       2,044,615     5,596,503       6,297,511
Total interest expense ...............      626,161         857,576     2,155,096       3,047,037
                                         ----------       ---------     ---------       ---------
Net interest income ..................    1,146,687       1,187,039     3,441,407       3,250,474
Provision for loan losses ............       15,000            --          45,000            --
                                         ----------       ---------     ---------       ---------
Net interest income after provision
  for loan losses ....................    1,131,687       1,187,039     3,396,407       3,250,474

Non-interest income ..................      267,603         285,724       890,566         861,631
Non-interest expense .................    1,130,271       1,109,028     3,439,154       3,187,163
                                         ----------       ---------     ---------       ---------

Income before income taxes ...........      269,019         363,735       847,819         924,942
Income tax expense ...................       91,466         123,670       288,258         314,480
                                         ----------       ---------     ---------       ---------
Net income ...........................      177,553         240,065       559,561         610,462
                                         ==========       =========     =========       =========

PER SHARE DATA:
Earnings per basic share .............   $      .48             .66          1.53            1.68
Earnings per diluted share ...........   $      .48             .65          1.53            1.66
Dividends declared per common share ..   $      .15             .12           .45             .34

SELECTED OPERATING RATIOS:
Annualized return on average assets ..          .45%            .65%          .48%            .56%
Annualized return on average equity ..         6.57%           9.59%         7.01%           8.23%
Annualized operating expenses to
  average total assets ...............         2.87%           2.98%         2.95%           2.92%
Interest rate spread during the period         2.87%           3.10%         2.89%           2.80%
Net interest margin ..................         3.06%           3.35%         3.10%           3.12%
Average interest-earning assets to
  average interest-bearing liabilities       111.11%         110.34%       110.88%         110.82%